                                     AMENDED
                             ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (Agreement) made and entered this 27th day of November, 1995 by and among Epsitek, Inc. located in Dallas, Dallas County, Texas, a Delaware corporation (hereinafter referred to as "Seller"), and OVERLINE Corporation a Delaware corporation, located in Dallas, Dallas County, Texas (hereinafter referred to as "Buyer").

                                     RECITALS:
I. WHEREAS, Seller agreed to sell to Buyer, subject to certain contingencies, all of the assets and properties, tangible and intangible, used in connection with Seller's Business, all as more specifically provided in this Agreements; and

II.  WHEREAS, Buyer agrees to buy said assets and properties;

III. NOW THEREFORE, in consideration of the mutual representation, covenants and undertakings herein contained, and subject to and on the terms and conditions herein set forth, the parties hereto warrant, covenant and agree as follows:

                                         I

                             PURCHASE AND SALE OF ASSETS

     Section 1.01 PURCHASE AND SALE OF ASSETS. Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, at the Closing (as hereinafter defined in Article IV hereof), the assets, properties, rights and interests set forth in this
Article I, to be more fully described in certain Schedules as hereinafter required (such assets, properties, rights and interests being collectively referred to herein as the "Assets") for and in consideration of the payment by Buyer to Seller, of the amounts hereinafter specified.

   The Assets shall include the following:

        (i) all right, title and interest in and to all licenses, copyrights, permits, registered trademarks, trademark applications, service marks and rights under contract relating thereto, and all renewals, modifications and extensions of any of the foregoing, as well as signs and miscellaneous advertising material, which are listed on Schedule "A" attached hereto;

        (ii) all right title and interest in "Esco Elevator, Inc." and Esco Properties, Inc. pursuant to the Management Agreement and the Letter Agreement by and amongst Epsitek and the bankruptcy estate of ESCO and all goodwill associated with or arising and growing out of Seller's Business, including, but not limited to, its position, celebrity, reputation for skill, and all files and records used in the Seller's Business, together with all information and rights incidental thereto, and all influence and other intrinsic values generally associated with the goodwill of a business, as well as the value of the going business, which the parties hereto recognize as valuable property rights, distinct and apart from the other assets herein conveyed;

       (iii) All of Seller's right title and interest in and to that one certain plan of reorganization filed on or about June 6, 1995 in The United States Bankruptcy Court For The Northern District Of Texas Fort Worth Division IN RE: Esco Elevators, Inc. Case # 404-44339-MT-l 1 Chapter 11 and Esco Properties, Inc. Case # 494-44340-MT- 11 Chapter 11 Jointly Administered Under Case # 494-44339-MT-l 1

   SECTION 1.02 INSTRUMENTS OF CONVEYANCE AND TRANSFER.   Seller agrees
to execute, acknowledge and deliver to Buyer at the Closing such good and sufficient instruments of sale, conveyance, transfer and assignment as shall be effective to vest in the Buyer all right, title and interest in and to the Assets, free and clear of all liens, encumbrances, security interests, equities, options, claims, charges and restrictions whatsoever, except the liens of Buyer's lender (if any), and except for the Leases and Contracts, all as provided in this Agreement, and, simultaneously with such delivery, Seller will take such steps as may be requisite to put Buyer in actual possession and operating control of the Assets. Such instruments of sale, conveyance, transfer and assignment shall include, without limitation, (i) a general conveyance, transfer and assignment; (ii) an assignment of inventories; (iii) an assignment of proprietary information and all intellectual property rights therein;
(iv) an assignment of all names and marks and the goodwill of Seller's Business and goods and services associated therewith; (v) an assignment of all works covered by the federal copyright laws and all exclusive rights of copyright therein; (vi) an assignment of certain Leases and Contracts; and, (vii) an assignment of certain Real Property Contracts, each in form and substance substantially similar to the form attached hereto as Exhibit A.

   SECTION 1.03 FURTHER ASSURANCES. Seller agrees that from time to time after the Closing it will, at the request of Buyer and without further consideration, execute and deliver such supplemental and additional instruments of sale, conveyance, transfer and assignment and take such other action as Buyer reasonably may require to more effectively sell, convey, transfer and assign to the Buyer, and to put it in the possession of, the Assets.

                                    II

                     CONSIDERATION FOR SALE OF ASSETS

   SECTION 2.01 CONSIDERATION. THE entire consideration to be delivered by the Buyer for the Assets and the agreements and covenants of the Seller set forth herein shall be (i) 3,918,000 , shares of Buyer's Common Stock which shall constitute 71.59% of the issued and outstanding Common stock of Buyer to be adjusted at closing so that the Common stock issued will Equal $5,000,000.00 worth of stock on the day of the closing. Buyer has not nor will it have any other class of Common stock issued or outstanding at the time of closing.

   SECTION 2.02 VALUE ASSIGNED TO THE ASSETS. Buyer and Seller agree on the following values assigned to the Assets, pursuant to the appraisal attached as "Exhibit A" to be acquired by the Buyer:

   Furniture, Fixtures and Equipment:         $3,664,000.00
   Inventory and Supplies:                    $1,290,000.00
   Real Property                              $5,600,000.00
   Goodwill                                   $  500,000.00

   SECTION 2.03 ASSUMPTION OF LIABILITIES. Buyer shall assume and agrees to perform or pay any debts, accounts payable, liabilities, obligations or contracts of Seller of any nature, as listed on Schedule "G" attached hereto except for any obligations expressly not assumed by Buyer in any assignment referred to in Section 2.02 hereof. Buyer and Seller agree that the liabilities assumed by Buyer shall not exceed $6,100,000.00 Dollars.

   SECTION 2.04 CLOSING FUNDS Buyer agrees to furnish the funds to close the transaction with the Esco Bankruptcy Estate.

                                     III

                                   CLOSING

   SECTION 3.01 CLOSING. THE sale, transfer and assignment of the Assets shall be consummated at a closing (herein referred to as the Closing") to be held at the offices of OVERLINE Corporation, located at 5025 Arapaho Rd. Suite 400 , Dallas, Texas, 75248, at 2:00 P.M. on Tuesday October 23, 1995.

                                      IV

                  ACTIONS FOLLOWING EXECUTION OF AGREEMENT

   SECTION 4.01 APPROVALS. As soon as practicable after the date of this Agreement, Seller shall deliver to Buyer all documentation and information necessary to apply for the written approval by any governmental agency required to approve the sale and purchase. Buyer shall thereafter undertake all actions reasonably necessary or appropriate to obtain same.

   SECTION 4.02 RIGHT TO ENTRANCE. Buyer and its representatives shall be allowed full and complete access to Seller's Business and the books and records therefor, up to and including the date of Closing. Buyer shall be allowed to observe, inspect and audit the operations and books and records of Seller's Business, and Seller shall cooperate with Buyer in such observations, inspections and audits.

SECTION 4.03 BULK SALES COMPLIANCE. Buyer and Seller agree to waive the Bulk Sales Act.

                                       V

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLER

   As of the date first above written, as of the date of the Closing, the following warranties and representations are made:

   SECTION 5.01 ORGANIZATION. Seller represents and warrants that Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on Seller's Business as presently being conducted. Seller represents and warrants that it has no actual knowledge of any material fact which, if true, would result in a breach by Seller of the above-recited warranty/representation.

   SECTION 5.02 AUTHORITY. Seller warrants and represents that (i) it has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder, (ii) its execution, delivery and performance of this Agreement has been and are duly authorized, (iii) no other proceedings on the part of them is necessary to authorize the execution, delivery and performance of this Agreement, and (iv) this Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of them, enforceable in accordance with its terms.

   SECTION 5.03 ABSENCE OF CONFLICTS. Seller represents that neither the execution and delivery nor the performance by Seller of this Agreement will
(a) violate, cause a default under, breach the terms of or require any consent, authorization or approval of any other person; or (b) result in the creation or imposition of any liens, charges or other encumbrances on any of the Assets; or (c) violate any law, regulation, judgment, order, writ, injunction or decree.

   SECTION 5.04 FINANCIAL STATEMENTS. Seller will immediately furnish to Buyer the latest balance sheet and income statement (the "Financial Statements") of Seller. Seller shall promptly advise Buyer of any material discrepancies or inaccuracies in the Financial Statements of which Seller is actually aware.

   SECTION 5.05 TITLE. Seller warrants and represents that it has full power to transfer the Assets to Buyer, free and clear of all liens, encumbrances, security interest, equities, options, claims, charges and restrictions, except those contained on Schedule "G" herein.

   SECTION 5.06 INVENTORIES. Seller represents and warrants that to the best of its knowledge, the inventory of Seller listed in "Exhibit B" is true and correct, and consists of items of a quality, condition and quantity usable or saleable in the normal course of Seller's Business, other than for normal obsolescence.

   SECTION 5.07 ABSENCE OF LIABILITIES. Seller warrants and represents to the best of its knowledge, there are no liabilities, except as listed in the Bankruptcy Plan as approved by the Bankruptcy Court on October 12, 1995, whether accrued, absolute, contingent, or otherwise, that affect Buyer's ability to accept and hold title to the Assets free and clear of all claims, liens and encumbrances.

   SECTION 5.08 TAXES. Seller warrants and represents that to the best of its knowledge, all federal, state and local taxes, together with all assessments, if any, due or relating to or arising out of the ownership, use or operation of the Assets, except as listed in the Bankruptcy Plan and accrued during 1995, have been paid, extinguished or made moot, to the extent the failure to pay would give rise to any liens against, or in any way adversely affect, the Assets, as of the date of Closing.

   SECTION 5.09 PROPERTIES. Seller warrants and represents that to the best of its knowledge, the tangible properties used in the business of Seller have generally been well maintained and are in good operating condition and repair except for ordinary wear and tear.

    SECTION 5.10 LICENSES. TRADEMARKS. ETC. Seller warrants and represents that to the best of its knowledge, all licenses, registered trademarks, trademark applications, service marks, copyrights, permits or other rights with respect to any of the foregoing, owned or possessed by Seller, are in good standing and are free and clear of any liens and encumbrances of any nature whatsoever.

   SECTION 5.11 MATERIAL CONTRACTS AND OBLIGATIONS. Attached hereto as Schedule "H" is a true and correct list of all material agreements, contracts, understandings, leases, commitments and other instruments of any nature to which Seller is a party or by which it is bound, including without limitation, all employment and consulting agreements, loan agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, equipment financing obligations, lease and lease-purchase agreements, purchase contracts, performance and surety bonds, letters of credit, licenses, permits, employee benefits, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and agreements, and sales representative agreements. Copies of such agreements have been previously provided to Buyer. Except as set forth in Section 6.13 hereof, all of such agreements are valid, binding and in full force and effect in all material respects.

     SECTION 5.12 COMPLIANCE. Seller has in all material respects complied with all laws, regulations and orders applicable to Seller's Business and has all material permits and licenses required thereby. There is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which Seller is a party or by which they are bound relating to Seller's Business, or, to the knowledge of Seller, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Seller, which materially and adversely affects or, to Seller's present knowledge and belief, in the future is reasonably likely to materially and adversely affect the business, prospects, condition, affairs, or operations of any of the Assets.

   SECTION 5.13 EMPLOYEES. Seller has complied in all material respects with all applicable and material state and federal laws respecting employment and employment practices, terms and conditions of employment, wage and hours, and other laws relating to employment, and there are no material arrears in the payment of wages, or social security taxes, as of the date of Closing.

   SECTION 5.14 ERISA. SELLER has no employee benefit plan, arrangement or understanding, whether formal or informal. In addition, SELLER HAS NO EMPLOYEE BENEFIT plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

   SECTION 5.15 ABSENCE OF UNTRUE OR MISLEADING STATEMENTS. Seller warrants and represents that to the best of its knowledge, no statements contained in any certificate, separate schedule, financial statement, exhibit or other document or instrument furnished or to be furnished pursuant to or in connection with this Agreement or any exhibit or schedule hereto contains any untrue statement, or omits to state a material fact necessary in order to make the statements contained herein and therein, not misleading or necessary to provide Buyer with the proper information with respect thereto. There is no fact known to Seller which adversely affects, or might reasonably be expected to have an adverse effect on, the Assets or ability of Buyer to engage in its business which has not been specifically set forth in the Agreement or otherwise disclosed to Buyer in writing.


                                      VI

                         REPRESENTATIONS AND WARRANTIES
                                   OF BUYER

   Buyer represents and warrants to Seller, as of the date first written above, as of the date of the Closing, that:

   SECTION 6.01 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on Buyer's business as presently conducted.

   SECTION 6.02 AUTHORITY. Buyer has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the party of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     SECTION 6.03 ABSENCE OF CONFLICTS. Neither the execution and delivery of this Agreement nor the fulfillment or compliance with the terms hereof will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of Buyer or any agreement or instrument to which Buyer is a party.


                                      VII

                              COVENANTS OF SELLER

   SECTION 7.01 CONTINUING OPERATIONS.

   (a) Except as otherwise required by, or agreed ~ this Agreement, from and after the date hereof and until the Closing, Seller agrees to:

        (i) operate Seller's Business in substantially the same manner as operating immediately prior to the date of this Agreement;

        (ii) continue all of its usual activities intended to preserve all existing business relationships with suppliers, subcontractors and others having business relationships with Seller;

        (iii) maintain all Assets (other than inventories sold in the ordinary course of Seller's Business) in such manner that at the Closing they will be in substantially the same condition and repair as on the date and execution of this Agreement, subject only to ordinary wear and tear;

        (iv) continue its current course of business activities which have as their purpose the obtaining of customers and maintenance of existing customer relationships;

        (v) not make any sales, assignments, trades or transfers of all or any part of the Assets, except to customers in the ordinary course of business and at fair market value;

        (vi) not enter into or become bound by any contract, lease or agreement, except sales or leases of inventory in the ordinary course of business and at fair market value, without the approval of Buyer;

        (vii) maintain the books, accounts and records in the usual, regular and ordinary course of business, consistent with accepted practices;

        (viii) maintain in full force and effect all insurance of an amount and type as is customary in the convenience store business.

        (ix) to pay or otherwise provide for payment of all amounts due employees of Seller who are involved in the operation of Seller's Business as of such date, including salaries, commissions, bonuses and accrued vacation due and arising out of their employment with Seller.

   SECTION 7.02 ACCESS. Seller will give to Buyer and its representatives and agents, after reasonable advance notice to Seller, and as often as Buyer may reasonably request, full and complete access to the Seller's Business, including, without limitation, all of Seller's assets, and all books, agreements, papers and records, for the purposes of Buyer's due diligence investigation of the transactions contemplated by this Agreement, and Seller will cause Seller's officers, employees and other representatives to cooperate fully with Buyer's officers, employees and other representatives in the course of such investigation.


                                     VIII

                               COVENANTS OF BUYER

   SECTION 8.01 COOPERATION. Buyer shall use reasonable efforts to obtain the approval set forth in Section 5.01 hereof.


                                      IX

                       CONDITIONS TO BUYER'S OBLIGATIONS

   The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction of the following conditions:

   SECTION 9.01 REPRESENTATIONS AND WARRANTIES. THE representations and warranties made by Seller in this Agreement shall have been true, correct and accurate when made and shall be true, correct and accurate at and as of the Closing.

   SECTION 9.02 PERFORMANCE. Seller shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with prior to Closing.

   SECTION 9.03 OFFICER'S CERTIFICATE. Seller and each of the Shareholders shall deliver to Buyer at the First Closing and the Closing a certificate, in form and substance reasonably acceptable to Buyer, attesting to the truth, accuracy and correctness of such warranties and representations and to Seller's compliance and conformity with such covenants and conditions.

   SECTION 9.04 CONVEYANCE OF DOCUMENTS. Upon assumption or payment by Buyer of Seller's Secured Debt and Seller's McMillian Debt, Seller shall have delivered to Buyer, at the Closing, conveyance documents, in form and substance reasonably acceptable to Buyer, intended to convey to Buyer free and unencumbered title and interest in and to the Assets, save and except for liens encumbering the Assets to secure the Secured Debt and the McMillian Debt, it being assumed by Buyer, and the Leases and Contracts. At the Closing, Seller shall deliver written releases of all other liens and encumbrances, if any, encumbering the Assets.

   SECTION 9.05 APPROVALS AND CONSENTS. As of the Closing, Buyer shall have received the following: (I) the written approval by N/A of the transactions contemplated by this Agreement and of Buyer as an authorized N/A dealer, (ii) written approval by Syed Zaidi of the transactions contemplated by this Agreement, and (iii) written approval by Jim Landrum of the transactions contemplated by this Agreement.

   SECTION 9.06 BOARD APPROVAL. As of the First Closing, the transactions contemplated herein shall have been approved by appropriate resolutions and ratification's of the directors of Seller and its Shareholders.

   SECTION 9.07 ASSIGNMENT OF LEASES AND CONTRACTS. At the Closing, Seller shall have obtained and delivered to Buyer all consents and approvals necessary for the due and valid assignment by Seller to Buyer of each of the Leases and Contracts of Seller. Such consents and assignments shall be in form and substance reasonably acceptable to Buyer and shall assign to Buyer all of Seller's rights and beneficial interest under each Lease and Contract. No such consent or assignment shall contain any provision or condition which materially adversely affects or will materially adversely affect Buyer's ability to enjoy the full benefits of such Leases and Contracts. Buyer shall assume and agree to be obligated thereafter on all Leases and Contracts being assigned to it by Seller.

   SECTION 9.08 TRANSFER OF TITLE. At the Closing, Seller shall deliver to Buyer documents and instruments intended to vest in Buyer title to the Cassco Stock, the Plan Of Reorganization, and the Land Building and Equipment of ESCO, free and clear of all liens, encumbrances, security interests, equities, options, claims, charges and restrictions whatsoever, except for liens securing the Plan Of Reorganization and the McMillian (Debt).

   SECTION 9.09 LITIGATION.

                (a) There shall be no order, decree or injunction of a court of competent jurisdiction, including, without limitation, the entry of a preliminary or permanent injunction, which (i) prevents or delays the performance by Buyer or Seller of its obligations hereunder, or (ii) would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the Assets.

                (b) No action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against Buyer or Seller challenging the validity or legality of the transactions contemplated by this Agreement.

   SECTION 9.10 BULK SALES COMPLIANCE. Seller and Buyer agree to waive the Bulk Sales Act.

   SECTION 9.11 ALLOCATION OF ASSET VALUES. At the Closing, Seller and Buyer shall have mutually agreed upon the values to be assigned to the Assets purchased by Buyer.

                                       X

                      CONDITIONS TO SELLER'S OBLIGATIONS

   The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction of the following conditions.

   SECTION 10.01 REPRESENTATIONS AND WARRANTIES. The representatives and warranties made by Buyer in this Agreement shall have been true, correct and accurate at and as of the First Closing and the Closing with the same force and effect as if such representations and warranties were made at and as of each such closing.

   SECTION 10.02 OFFICER'S CERTIFICATE. Buyer shall deliver to Seller at the First Closing and at the Closing a certificate, in form and substance reasonably acceptable to Seller, attesting to the truth, accuracy and correctness of such warranties and representations and Buyer's compliance and conformity with such covenants and conditions.

   SECTION 10.03 PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall have delivered to the parties referred to therein the amounts payable pursuant to and in the manner set forth in Article II of this Agreement.

   SECTION 10.04 MANAGEMENT AGREEMENT. At the First Closing, the Management Agreement, substantially in the form attached hereto as Exhibit D, SHALL have been executed and shall be in full force and effect.


                                      XI

                             USE OF SELLER'S NAME

   Seller agrees that, from and after the Closing, it shall not use the name "ESCO" the operation of any business , this Article XII shall survive the Closing and be binding upon the parties, their heirs, successors, executors and assigns.


                                      XII

                             COVENANT NOT COMPETE

   In consideration for the Buyer entering into this Agreement and the purchase of the Assets of Seller by Buyer, Seller and each of the Shareholders agree that, for a period of seven (7) years from and after the Closing, it (and its officers, directors, employees, agents and representatives) and he shall not, directly or indirectly, as proprietor, partner, shareholder, agent, employee, officer, independent contractor or otherwise, participate in the operation of or procure any interest in, either directly or indirectly, any similar facility which is located in the United States.

   In case the non-competition covenant in the preceding paragraph shall for any reason be held to be null or unenforceable in any respect, such nullity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such covenant had never been contained herein. Moreover, if any aspect of the non-competition covenant in the preceding paragraph shall for any reason be held to be excessively broad as to time, activity or geographical scope, Buyer, Seller and each of the Shareholders agree that the covenant shall be construed by limiting and reducing the covenant so as to be enforceable to the extent compatible with the applicable law.

   This non-competition covenant is made in Dallas County, Texas, and is to be partially performed in Dallas County, Texas. As provided in Section 16.13 of this Agreement, the parties agree that this covenant shall be subject to and governed and interpreted by the laws of the State of Texas, without application of the Texas conflict of laws principles that might preclude the application of Texas law. As stated in Section 16.13, Buyer, Seller and the Shareholders agree that the state and federal courts sitting in Dallas County, Texas, shall have personal jurisdiction over the parties to hear and resolve disputes arising out of the interpretation or enforcement of this covenant, and, in that connection, each of Buyer, Seller and the Shareholders does hereby appoint the Secretary of State of the State of Texas as its agent for service of process to receive the summons issued by the applicable court in connection with any such litigation.


                                     XIII

                                INDEMNIFICATION

   SECTION 13.01 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Seller and the Shareholders harmless from and against any and all damages incurred by Seller and the Shareholders arising out of or based upon:

            (a) any allegation that any representation and warranty made herein or in any certificate or writing furnished pursuant hereto by Buyer is untrue or has been breached in any respect;

            (b) any allegation that any covenant or agreement made herein by Buyer has not been performed in accordance with its terms;

            (c) the failure of Buyer to perform the obligations assumed by Buyer under the Leases and Contracts; or

            (d) any action or proceeding, known or unknown, arising out of; or by virtue of; or based upon Buyer's business, operations or ownership of the Assets after the Closing.

   Seller and the Shareholders agree to give Buyer prompt notice of any action or proceeding to which they believe they have a right of indemnification hereunder; PROVIDED; HOWEVER that the omission so to notify Buyer shall not release it from any liability which it may have to Seller or any of the Shareholders otherwise than under this Section 14.01. If any such action or proceeding shall be brought against Seller or any of the Shareholders and Buyer shall be so notified of the commencement thereof; then Buyer shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof; with counsel reasonably satisfactory to Seller and the Shareholders (as indicated in writing within five (5) days of Buyer's request for approval), and after notice of its election to assume the defense thereof; Buyer will not be liable to Seller or any of the Shareholders, in connection with any such action or proceeding, other than
(i) the reasonable cost of investigation or assistance required by Buyer or any party claiming against Buyer, Seller or any of the Shareholders, (ii) expenses reasonably incurred by Seller or any of the Shareholders to comply with any order of any court, governmental agent or authority, legal discovery, or other law, statute, rule or regulation in connection with such claim, and (iii) expenses reasonably incurred by Seller or any Shareholder's as a result of; or arising from, Buyer's failure or refusal to defend such claim.


                                      XIV

                            TERMINATION OF AGREEMENT

   SECTION 14.01 CAUSES OF TERMINATION. THIS Agreement may be terminated at any time prior to the Closing:

            (i)   by mutual agreement of Seller, the Shareholders and Buyer;

            (ii) by Buyer, if there has been a material violation or breach by Seller or the Shareholders of any of their representations, warranties or covenants contained in this Agreement which has not been waived in writing, or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Buyer impossible and such condition has not been waived in writing;

            (iii) by Seller or the Shareholders, if there has been a material violation or breach by Buyer of any of its representations, warranties or covenants contained in this Agreement which has not been waived in writing, or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Seller impossible and such condition has not been waived in writing;

            (iv) by any party hereto, if the Closing shall not have occurred on or before July 31, 1995, unless extended as set forth in Section 4.02 hereof.


                                      XV

                                 MISCELLANEOUS

   SECTION 15.01 SURVIVAL OF REPRESENTATIONS WARRANTIES COVENANTS AND AGREEMENT. All representations, warranties, covenants and agreements of Seller, the Shareholders and Buyer contained herein shall survive the closings contemplated herein and any investigation by the parties hereto.'

   SECTION 15.02 NOTICES.   All notices, claims, certifies, requests, demands
and other communications required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Seller, to:        Epsitek, Inc.
                         3102 Coronado St.
                         Irving, TX 75062

If to Buyer, to:
                         OVERLINE Corporation
                         5025 Arapaho Rd Suite 400
                         Dallas, TX 75248

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

   SECTION 15.03 FINDERS AND BROKERS. Each party to this Agreement agrees that no third person has in any way brought the parties together or been instrumental in the making of this Agreement. Each party agrees to indemnify the other parties hereto against any claim by any third person for any commission, brokerage or finder's fee, or other similar payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied from the actions of such party.

   SECTION 15.04 EXPENSES: TAXES: ETC. Except as otherwise provide in this Agreement, each party hereto shall pay all fees and expenses incurred by it in connection with this Agreement, including, without limitation, expenses of attorneys and accountants.

   SECTION 15.05 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by any party hereto without the written consent of each other party. This Agreement will be binding upon, inure to the benefit of; and be enforceable by the parties hereto and their respective permitted successors and assigns, and this Agreement is not intended to confer upon any other person other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement.

   SECTION 15.06 ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates, List and other writings delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties or undertakings governing the subject matter of this Agreement, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

   SECTION 15.07 HEADINGS. GENDER AND PERSON. The article, section and other headings contained in this Agreement have been added for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

   SECTION 15.08 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and, to the extent permitted by law, any determination of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

   SECTION 15.09 WAIVER OF COMPLIANCE. Any failure of any party hereto comply with any obligations, covenant, agreement or condition herein may be expressly waived in writing, to the extent permitted under applicable law, by the party or parties hereto entitled to the benefit of such obligation, covenant, agreement or condition. A waiver or failure to insist upon strict compliance with any representation, warranty, covenant, agreement or condition shall not operate as a waiver of; or estoppel with respect to, any subsequent or other failure.

   SECTION 15.10 AMENDMENTS. This Agreement may not be altered, modified or amended except pursuant to a written instrument duly executed by or on behalf of all the parties hereto. This agreement supersedes all previous agreements entered into by and between the parties hereto.

   SECTION 15.11 TIME OF THE ESSENCE. Time is of the essence of this
Agreement.

   SECTION 15.12 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the States of Texas, as such law applies to agreements between Texas residents entered into and to be performed entirely within Texas; and the parties hereto agree that the state and federal courts situated in Dallas County, Texas shall have personal jurisdiction over the parties hereto to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Dallas County, Texas and, as such, the parties agree that venue shall be proper with the state or federal courts in Dallas County, Texas to hear such disputes. If any party is not able to effect service of process upon any other party with respect to such disputes, such other party expressly agrees that the Secretary of State of the State of Texas shall be an agent for such other party to receive service of process on behalf of such other party with respect to such disputes.

   SECTION 15.13 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

   SECTION 15.14 DIRECTORS. Buyer shall appoint Syed Zaidi and________________ to its Board of Directors at the time of Closing.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       SELLER:

                                       EPSITEK, INC.

                                       By: /s/ Syed Zaidi
                                          --------------------------------
                                       Its: President

                                       BUYER:

                                       OVERLINE CORPORATION

                                       By: /s/ Charles Stedham
                                          --------------------------------
                                       Its: President/CEO

                                 BILL OF SALE

NOW ALL MEN BY THESE PRESENTS:

     That Epsitek, Inc. a Delaware Corporation whose current mailing address is Irving, TX, pursuant to the Asset Purchase Agreement of October 18, 1995, in consideration of the sum of Three Million Nine Hundred Eighteen Thousand (3,918,000) shares of common stock of the Overline Corporation and other valuable consideration to be paid by Overline Corporation, a Delaware corporation whose current mailing address is 5025 Arapaho Rd Suite 400 Dr. Dallas, TX. 75248 have granted, sold, conveyed, transferred and delivered and by these presents do bargain, sell, grant, convey, transfer and deliver unto the said Overline.

Capital Corporation, the following:

    A. All of Sellers right title and interest in and to that one certain plan of reorganization filed with the Bankruptcy court for the Northern District of Texas in the Ft Worth Division in the case of Esco Elevators, Inc. and Esco Properties, Inc.

Epsitek warrants and represents to Overline Corporation, that it has and does hereby convey to Overline Corporation, good and marketable title to all of such items set forth above and warrants and agrees to defend title thereto against all persons asserting a claim thereto or any part thereof. Except for the foregoing warranty of title, such assets and property are conveyed AS IS and WITH ALL FAULTS and no warranties are made or are to be implied in this transaction.

     TO HAVE AND TO HOLD the same unto the said Overline Corporation, its successors and assigns forever;

     Further, said Epsitek, Inc., does, and for their representatives and assigns, to and with the said Overline Corporation, warrant and agree to defend the title to said goods hereby sold unto Overline Corporation, its successors and assigns as against all and every person and persons whomsoever.

Dated this 27th Day of November 1995.


                                       Epsitek, Inc.:


                                       /s/ Syed Zaidi
                                       --------------------------------
                                       By: Its President